Exhibit 99.1

AMERICAN VANGUARD ACQUIRES DIFENZOQUAT PRODUCT LINE FROM BASF

Newport Beach, CA – December 20, 2005 – American Vanguard Corporation (AMEX:AVD) today announced that its wholly owned operating subsidiary, AMVAC Chemical Corporation, acquired the cereal herbicide product line, Difenzoquat from BASF Aktiengesellschaft (NYSE: BF). The product line consists of the active ingredient Difenzoquat, the trademark Avenge®, the manufacturing and formulation know-how, and registration rights and intellectual property rights in the US and Canada. Other details of the transaction were not disclosed.

Avenge (difenzoquat), which generated sales of approximately €1.2 million in 2004, was first introduced in 1975 as a selective, post-emergent herbicide primarily to control wild oats in barley and wheat. Wild oats are annual grass weeds that are present in many areas where wheat and barley are grown and if not controlled, can lead to serious yield losses. Since Avenge has a unique mode of action, it can be tank mixed with many popular broad leaf herbicides such as MCPA or 2,4-D to provide broadleaf weed control as well as for effectively managing herbicide resistance problems in wild oats.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to complete our third transaction with BASF this year. This acquisition represents yet another achievement in line with our growth strategy of acquiring and licensing niche product lines from larger companies in our industry. Difenzoquat complements our herbicide portfolio, and should begin contributing to our sales starting in the spring of 2006.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
LTill@equityny.com
AMVAC Chemical Corporation		(212)
836-9610
Glen D. Johnson, Senior Vice President
949-260-1200

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